Exhibit 13 (ppp)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is dated                         , 2014 by and between BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation (the “Administrator”), and The RBB Fund, Inc., a Maryland corporation (the “Fund”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain the Administrator to provide administration and accounting services to Dynamic U.S. Equity Fund (the “Portfolio”) and the Administrator wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.                                      Definitions.  As used in this Agreement:

(a)                                 “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                                 “CEA” means the Commodities Exchange Act, as amended.

(e)                                  “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f)                                   “Oral Instructions” mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person.  The Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(g)                                  “SEC”  means the Securities and Exchange Commission.

(h)                                 “Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(i)                                     “Shares”  means the shares of beneficial interest of any series or class of the Fund.

(j)                                    “Written Instructions” mean (i) written instructions signed by an Authorized Person and received by the Administrator or (ii) trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Appointment.  The Fund hereby appoints the Administrator to provide administration and accounting services to the Portfolio, in accordance with the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to furnish such services.

3.                                      Information. The Fund will provide such information and documentation as the Administrator may reasonably request in connection with services provided by the

Administrator to the Fund.

4.                                      Compliance with Rules and Regulations.

The Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.  Except as specifically set forth herein, the Administrator assumes no responsibility for such compliance by the Fund or other entity.

5.    Instructions.

(a)                                 Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

(b)                                 The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement.  The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until the Administrator receives Written Instructions to the contrary.

(c)                                  The Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its affiliates) so that the Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator’s ability to rely upon such Oral Instructions.

6.                                      Right to Receive Advice.

(a)                                 Advice of the Fund.  If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)                                 Advice of Counsel.  If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or the Administrator, at the option of the Administrator).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the Fund and the advice the Administrator receives from counsel, the Administrator may rely upon and follow the advice of counsel.

(d)                                 Protection of the Administrator.  The Administrator shall be indemnified by the Fund and without liability for any action the Administrator takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions the Administrator receives from or on behalf of the Fund or from counsel and which the Administrator believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon the Administrator (i)

to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7.                                      Records; Visits.

(a)                                 The books and records pertaining to the Fund and the Portfolio which are in the possession or under the control of the Administrator shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations.  The Fund and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund’s expense.

(b)                                 The Administrator shall keep the following records:

(i)                                     all books and records with respect to the Portfolio’s books of account;

(ii)                                  records of the Portfolio’s securities transactions; and

(iii)                               all other books and records as the Administrator is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8.                                      Confidentiality.  Each party shall keep confidential any information relating to the other party’s business  (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Administrator a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by the Administrator in connection with an independent third party compliance or other review; (h) is necessary or desirable for the Administrator to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.

9.                                      Liaison with Accountants.  The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Portfolio.  The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10.                               BNY Mellon System.  The Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Fund.

11.                               Disaster Recovery.  The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12.                               Compensation.

(a)                                 As compensation for services rendered by the Administrator during the term of this Agreement, the Fund, on behalf of the Portfolio, will pay to the Administrator a fee or fees as may be agreed to in writing by the Fund and the Administrator.

(b)                                 The Fund hereby represents and warrants that this Agreement shall be provided to its Board of Directors and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement.

13.                               Indemnification. The Fund, on behalf of the Portfolio, agrees to indemnify, defend and hold harmless the Administrator and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which the Administrator takes in connection with the provision of services to the Fund.  Neither the Administrator, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by the Administrator’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of the Administrator’s activities under this Agreement.  Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

14.                               Responsibility of the Administrator.

(a)                                 The Administrator shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by the Administrator and the Fund in a written amendment hereto.  The Administrator shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. The Administrator shall be liable only for any damages arising out of the Administrator’s failure to perform its duties under this Agreement to the extent such damages arise out of the Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)                                 Notwithstanding anything in this Agreement to the contrary, (i) the Administrator shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) the Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine.

(c)                                  Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

(d)                                 Any claims (including the filing of suit or, if applicable, commencement of arbitration proceedings) must be asserted by a party against the other party or any of its affiliates within 24 months after it became aware of the claim or such party’s Board of Directors is informed of specific facts that should have alerted it that a basis for such a claim might exist.

(e)                                  Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)                                   The provisions of this Section 14 shall survive termination of this Agreement.

15.                               Description of Accounting Services on a Continuous Basis.

The Administrator will perform the following accounting services with respect to the Portfolio:

(i)                                     Journalize investment, capital  share and income and expense activities;

(ii)                                  Verify investment buy/sell trade tickets when received from the investment adviser for the Portfolio (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)                               Maintain individual ledgers for investment securities;

(iv)                              Maintain historical tax lots for each security;

(v)                                 Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)                              Update the cash availability throughout the day as required by the Adviser;

(vii)                           Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)                        Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)                              Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)                                 Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)                              Calculate capital gains and losses;

(xii)                           Determine net income;

(xiii)                        Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Portfolio’s Investments;

(xiv)                       Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xv)                          Compute net asset value;

(xvi)                       As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

(xvii)                    Prepare upon request a monthly financial statement which includes the following items:

Schedule of Investments

Statement of Assets and Liabilities

Statement of Operations

Cash Statement

Schedule of Capital Gains and Losses.

16.                               Description of Administration Services on a Continuous Basis.

The Administrator will perform the following administration services with respect to the Portfolio:

(i)                                     Prepare quarterly broker security transactions summaries;

(ii)                                  Prepare monthly security transaction listings;

(iii)                               Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)                              Prepare for execution and file the Fund’s Federal and state tax returns;

(v)                                 Prepare and file the Fund’s Semi-Annual Reports with the SEC on Form N-SAR;

(vi)                              Prepare and file with the SEC the Fund’s annual, semi-annual, and quarterly shareholder reports;

(vii)                           Assist in the preparation of registration statements and other filings relating to the registration of Shares;

(viii)                        Monitor the Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(ix)                              Coordinate contractual relationships and communications between the Fund and its contractual service providers; and

(x)                                 Monitor the Fund’s compliance with the amounts and conditions of each state qualification.

17.                               Duration and Termination.  This Agreement shall continue until terminated by the Fund or by the Administrator on sixty (60) days’ prior written notice to the other party.  In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by the Administrator, will be borne by the Fund.

18.                               Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund’s adviser or sponsor, the Fund’s ability to terminate the Agreement pursuant to Section 17 will be suspended from the time of such agreement until two years after the Change of Control, provided however; (i) that such ability to terminate will be reinstated if the Change of Control Agreement is abandoned; and (ii) that the Fund may terminate this Agreement for cause on sixty (60) days prior written notice to the other party.  For purposes of this Agreement, “cause” shall mean willful misfeasance, bad faith, gross negligence, or multiple negligent acts by the Administrator which in the aggregate are determined by the Fund’s Board of Directors to constitute a serious failure to perform satisfactorily the Administrator’s obligations and duties set forth herein.

19.                               Notices. Notices shall be addressed (a) if to the Administrator, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 103 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Salvatore R. Faia or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20.                               Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21.                               Assignment.  The Administrator may assign its rights hereunder to any affiliate of the Administrator, provided that the Administrator gives the Fund 30 days prior written notice of such assignment.

22.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.                               Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.                               Miscellaneous.

(a)                                 Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld or delayed.

(b)                         Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)                                  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Administrator are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)                                 This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)                                  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)                                   The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(g)                                  To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrator’s affiliates are financial institutions, and the Administrator may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. the Administrator may also ask (and may have already asked) for additional identifying information, and the Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title:

THE RBB FUND, INC.

By:

Name:

Title: